Exhibit 10.17

KYTHERA BIOPHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Kythera Biopharmaceuticals, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2012 Equity Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”).  The Equity Compensation portion of this Program is intended to constitute the Non-Employee Director Equity Compensation Program contemplated by Article 12 of the Plan.  Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$30,000
Lead Independent Director:	$15,000
Chair of Audit Committee:	$15,000
Chair of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$7,000
Audit Committee Member (other than Chair):	$7,000
Compensation Committee Member (other than Chair):	$5,000
Nominating and Corporate Governance Committee Member (other than Chair):	$3,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Equity Compensation

IPO Option Grant:

Each Non-Employee Director who is serving on the Board on the IPO shall be granted an Option to purchase 15,000 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “IPO Option”).

The IPO Option will be automatically granted upon the IPO, and will vest in equal annual installments on each of the first three (3) anniversaries of the date of grant, subject to continued service through each vesting date.

Initial Stock Option Grant:	Each Non-Employee Director who is initially elected or

appointed to serve on the Board after the IPO shall be granted an Option to purchase 35,000 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Initial Option”).

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest in substantially equal annual installments on each of the first three (3) anniversaries of the applicable date of grant, subject to continued service through each vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who is serving on the Board as of the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) shall be granted an Option to purchase 17,500 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Annual Option”).

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in substantially equal annual installments on each of the first three (3) anniversaries of the applicable date of grant, subject to continued service through each vesting date.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan or any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Miscellaneous

The other provisions of the Plan shall apply to the Options granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program.  All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respect to the terms of such Plan.  The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective upon the consummation of the IPO.  This Program may be amended, modified or terminated by the Board in the future at its sole discretion.  No Non-Employee Director shall have any rights hereunder, except with respect to an Option granted pursuant to the Program.